Filed Pursuant to Rule 433
Registration No. 333-166755
August 17, 2011
Burlington Northern Santa Fe, LLC
$450,000,000 3.45% Debentures due 2021
$300,000,000 4.95% Debentures due 2041
Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	August 17, 2011

Settlement Date:	August 22, 2011 (T+3)

Maturity Date:	2021 Debentures — September 15, 2021
2041 Debentures — September 15, 2041

Final Terms

Principal Amount:	$750,000,000 (including $450,000,000 aggregate principal amount of the 3.45% Debentures due 2021 (“2021 Debentures”) and $300,000,000 aggregate principal amount of the 4.95% Debentures due 2041 (“2041 Debentures”)

Benchmark:	2021 Debentures — UST 2.125% due 08/15/2021
2041 Debentures — UST 4.375% due 05/15/2041

Benchmark Yield:	2021 Debentures — 2.179%
2041 Debentures — 3.558%

Re-offer Spread:	2021 Debentures — T + 130 bps
2041 Debentures — T + 140 bps

Re-offer Yield:	2021 Debentures — 3.479%
2041 Debentures — 4.958%

Coupon:	2021 Debentures — 3.450%
2041 Debentures — 4.950%

Price to Public:	2021 Debentures — 99.753%
2041 Debentures — 99.871%

Coupon Dates:	2021 Debentures — March 15 and September 15
2041 Debentures — March 15 and September 15

First Coupon Date:	2021 Debentures — March 15, 2012
2041 Debentures — March 15, 2012

Make Whole Call:	2021 Debentures — T +20 bps (at any time before June 15, 2021)
2041 Debentures — T +25 bps (at any time before March 15, 2041)

Par Call:	2021 Debentures — At any time on or after June 15, 2021
2041 Debentures — At any time on or after March 15, 2041

Day Count Convention:	30/360

Denomination:	$2,000 x $1,000

CUSIP / ISIN:	2021 Debentures — 12189L AF8 / US12189LAF85
2041 Debentures — 12189L AG6 / US12189LAG68

Bookrunners:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1 (877) 858-5407 or calling Goldman, Sachs & Co. at 1 (866) 471-2526 or calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1 (800) 294-1322.